CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Arthro Pharmaceuticals Inc. (A Development Stage Company)

We consent to the use of our report dated July 11, 2005, on the balance sheet of Arthro Pharmaceuticals Inc. (A Development Stage Company), as of May 31, 2005, and the related statements of operations, cash flows and stockholders' equity from October 27, 2004 (Date of Incorporation) to May 31, 2005, included in this Form SB-2 dated January 26, 2006. We also consent to the reference to our firm under the heading "Interests of Named Experts and Counsel" in this Form SB-2. Our report dated July 11, 2005 contains additional comments that state that conditions and events exist that cast substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

"Amisano Hanson"
Amisano Hanson, Chartered Accountants

Vancouver, BC, Canada
January 26, 2006

05/O/BULLDOGNEVADA.SB-2.CONS